EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FINANCIAL RESULTS FOR FOURTH FISCAL QUARTER AND
FULL YEAR 2003, FIRST AND SECOND FISCAL QUARTERS 2004

MOUNT AIRY, N.C., June 10, 2004 – Insteel Industries, Inc. (Pink Sheets: IIIN) today reported its financial results for the fourth fiscal quarter and full fiscal year 2003, and first and second fiscal quarters of 2004.

Second Fiscal Quarter 2004

For the second quarter ended March 27, 2004, net earnings were $6.2 million, or 73 cents per share, compared with a net loss of $1.2 million, or 14 cents per share for the same period last year. Sales for the quarter increased 61 percent to $73.8 million from $45.9 million.

For the six-month period ended March 27, 2004, net earnings were $6.9 million, or 81 cents per share, compared with a net loss of $1.9 million, or 23 cents per share for the same period last year. Sales increased 40 percent to $130.0 million from $92.7 million.

First Fiscal Quarter 2004

For the first quarter ended December 27, 2003, net earnings were $701,000, or eight cents per share, compared with a net loss of $763,000, or nine cents per share for the same period last year. Sales increased 20 percent to $56.1 million from $46.8 million.

Fourth Fiscal Quarter and Full Year 2003

For the fourth quarter ended September 27, 2003, net earnings were $8.0 million, or 94 cents per share, compared with a net loss of $923,000, or 11 cents per share for the same period last year. Excluding a $6.2 million tax benefit that was recorded in the current year quarter related to a reduction in the deferred tax asset valuation allowance, net earnings were $1.7 million, or 21 cents per share. Sales rose one percent to $60.0 million from $59.3 million.

For the fiscal year ended September 27, 2003, net earnings were $6.7 million, or 79 cents per share, compared with a net loss of $25.7 million, or $3.04 per share for the same period last year. Excluding the tax benefit that was recorded in the current year associated with the reduction in the deferred tax asset valuation allowance, net earnings were $500,000, or six cents per share. Excluding the cumulative effect of an accounting change that was recorded in the prior year, the year-ago loss was $11.4 million, or $1.34 per share, which reflects $13.0 million of restructuring charges (pre-tax) and a $1.0 million gain on an insurance settlement (pre-tax). Sales declined 15 percent to $212.1 million from $251.0 million primarily due to the Company’s exit from certain segments of the industrial wire business and the nail business. On a comparable basis, excluding revenues from these product lines, sales decreased three percent.

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The significant improvement in the Company’s fiscal 2004 financial performance is attributable to the ongoing recovery in demand for concrete reinforcing products which has led to higher shipment levels together with changes in its pricing strategy resulting from the sharp escalation in raw material costs which has favorably impacted profit margins.

Commenting on the Company’s 2004 financial results, Insteel’s president and chief executive officer H.O. Woltz III said, “We are pleased by the rebound in Insteel’s financial performance which commenced with the fourth fiscal quarter of 2003 and has continued to gain momentum through the second fiscal quarter of 2004. We are benefiting from the significant improvements in the Company’s cost structure that have been effected over the last three years as well as the upturn in our markets which follows four years of downward trends.

“Although the sharp escalation in the cost of the Company’s primary raw material, hot-rolled steel wire rod, would be expected to compress margins, the increases have been of a frequency and magnitude that has forced radical changes in the pricing strategy of Insteel as well as its competitors. The combined impact of the limitations in rod supply with the upward spiral in raw material costs has required us to adjust our pricing structure to more closely align Insteel’s product offering with profitability and limit the availability of lower margin products. The combination of these activities has favorably affected margins as pricing has risen at unprecedented rates to levels never before seen in our industry.”

Refinancing of Credit Facility

As previously announced on June 3, 2004, the Company entered into a new senior secured credit facility which has a four-year term and provides up to $82.0 million of financing, consisting of a $60.0 million revolving credit facility, a $17.0 million term loan and a $5.0 million term loan. As of June 3, 2004, approximately $42.2 million was drawn on the revolving credit facility providing $10.9 million of excess availability, and $22.0 million was outstanding on the term loans. Proceeds from the transaction were used to pay off the Company’s existing credit facility and will support its future working capital, capital expenditure and general corporate requirements.

With the completion of the refinancing, the Company expects to file its Form 10-K for the year ended September 27, 2003 and Form 10-Qs for the quarters ended December 27, 2003 and March 27, 2004 with the Securities and Exchange Commission on June 14, 2004. Shortly after the completion of these filings, the Company expects that its common stock would resume trading on the OTC bulletin board.

Outlook

“We believe that the completion of the refinancing represents a significant milestone in our performance improvement efforts that will increase the Company’s financial flexibility going forward and reduce its cost of capital,” Woltz commented. “Looking ahead to the remainder of fiscal 2004, we will continue to focus on expanding our presence in the engineered structural mesh market as well as in other niche reinforcing products and extending the successes of our spending control and productivity improvement initiatives. We expect that spot shortages of raw materials will persist throughout the balance of fiscal 2004 which should support the strong pricing environment for our products, but which may cause inefficiencies in our operations.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

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Insteel Industries, Inc.

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended				Six Months Ended
	December 27,	December 28,	March 27,	March 29,	March 27,	March 29,
	2003	2002	2004	2003	2004	2003
Net sales	$56,135	$46,797	$73,823	$45,923	$129,958	$92,720
Cost of sales	48,787	42,766	57,297	42,222	106,084	84,988

Gross profit	7,348	4,031	16,526	3,701	23,874	7,732
Selling, general and administrative expense	3,569	2,759	4,290	2,977	7,859	5,736
Other expense (income)	64	9	(70)	31	(6)	40

Earnings before interest and income taxes	3,715	1,263	12,306	693	16,021	1,956
Interest expense	2,592	2,490	2,362	2,457	4,954	4,947
Interest income	(10)	(16)	(7)	(1)	(17)	(17)

Earnings (loss) before income taxes	1,133	(1,211)	9,951	(1,763)	11,084	(2,974)
Income taxes	432	(448)	3,790	(607)	4,222	(1,055)

Net earnings (loss)	$701	$(763)	$6,161	$(1,156)	$6,862	$(1,919)

Per share (basic):
Net earnings (loss)	$0.08	$(0.09)	$0.73	$(0.14)	$0.81	$(0.23)

Per share (diluted):
Net earnings (loss)	$0.08	$(0.09)	$0.70	$(0.14)	$0.78	$(0.23)

	Three Months Ended		Year Ended
	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002
Net sales	$59,978	$59,296	$212,125	$251,034
Cost of sales	52,925	52,944	190,838	226,950

Gross profit	7,053	6,352	21,287	24,084
Selling, general and administrative expense	2,529	2,447	11,334	11,560
Restructuring charges	—	32	—	12,978
Other expense (income)	(72)	146	7	(797)

Earnings before interest, income taxes and accounting change	4,596	3,727	9,946	343
Interest expense	2,674	2,719	10,077	11,815
Interest income	—	(1)	(19)	(92)

Earnings (loss) before income taxes and accounting change	1,922	1,009	(112)	(11,380)
Income taxes	(6,036)	1,932	(6,834)	(16)

Earnings (loss) before accounting change	7,958	(923)	6,722	(11,364)
Cumulative effect of accounting change	—	—	—	(14,358)

Net earnings (loss)	$7,958	$(923)	$6,722	$(25,722)

Per share (basic):
Earnings (loss) before accounting change	$0.94	$(0.11)	$0.79	$(1.34)
Cumulative effect of accounting change	—	—	—	(1.70)

Net earnings (loss)	$0.94	$(0.11)	$0.79	$(3.04)

Per share (diluted):
Earnings (loss) before accounting change	$0.92	$(0.11)	$0.78	$(1.34)
Cumulative effect of accounting change	—	—	—	(1.70)

Net earnings (loss)	$0.92	$(0.11)	$0.78	$(3.04)

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INSTEEL INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 28,	September 27,	December 27,	March 27,
	2002	2003	2003	2004
Assets
Current assets:
Cash and cash equivalents	$310	$310	$1,854	$462
Accounts receivable, net	29,898	30,909	24,158	38,934
Inventories	32,653	30,259	24,003	23,961
Prepaid expenses and other	5,831	8,309	8,916	6,335

Total current assets	68,692	69,787	58,931	69,692
Property, plant and equipment, net	55,445	50,816	49,831	49,566
Other assets	12,251	12,327	11,687	11,495

Total assets	$136,388	$132,930	$120,449	$130,753

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,855	$19,401	$14,026	$15,921
Accrued expenses	8,796	6,369	7,151	7,222
Current portion of long-term debt	3,620	2,663	3,063	3,413

Total current liabilities	36,271	28,433	24,240	26,556
Long-term debt	70,020	67,630	59,100	61,150
Other liabilities	6,773	5,595	4,674	4,083
Shareholders’ equity:
Common stock	16,920	16,920	16,920	16,932
Additional paid-in capital	38,327	38,327	38,327	38,316
Retained deficit	(27,284)	(20,562)	(19,861)	(13,701)
Accumulated other comprehensive loss	(4,639)	(3,413)	(2,951)	(2,583)

Total shareholders’ equity	23,324	31,272	32,435	38,964

Total liabilities and shareholders’ equity	$136,388	$132,930	$120,449	$130,753

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INSTEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended		Three Months Ended		Six Months Ended
	September 27,	September 28,	December 27,	December 28,	March 27,	March 29,
	2003	2002	2003	2002	2004	2003
Cash Flows From Operating Activities:
Net earnings (loss)	$6,722	$(25,722)	$701	$(763)	$6,862	$(1,919)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	14,358	—	—	—	—
Depreciation and amortization	7,056	8,351	1,755	1,793	3,477	3,517
Loss on sale of assets	106	306	9	33	35	213
Restructuring charges	—	12,978	—	—	—	—
Deferred income taxes	(6,834)	(16)	432	(448)	4,222	(1,055)
Net changes in assets and liabilities:
Accounts receivable, net	(1,011)	5,647	6,751	6,303	(8,025)	5,113
Inventories	2,394	(1,165)	6,256	(3,177)	6,298	(2,821)
Accounts payable and accrued expenses	(6,748)	(8,478)	(3,894)	(6,065)	(3,903)	(4,810)
Other changes	2,078	1,586	(1,385)	3,595	(3,055)	3,618

Total adjustments	(2,959)	33,567	9,924	2,034	(951)	3,775

Net cash provided by operating activities	3,763	7,845	10,625	1,271	5,911	1,856

Cash Flows From Investing Activities:
Capital expenditures	(962)	(528)	(251)	(282)	(1,304)	(479)
Proceeds from sale of business	—	16,448	—	—	—	—
Proceeds from notes receivable	62	471	—	42	—	47
Proceeds from sale of property, plant and equipment	184	1,777	—	7	—	13
Net cash provided by (used for) investing activities	(716)	18,168	(251)	(233)	(1,304)	(419)

Cash Flows From Financing Activities:
Proceeds from long-term debt	10,400	5,000	600	1,600	5,500	6,600
Principal payments on long-term debt	(13,747)	(32,065)	(8,730)	(3,550)	(11,230)	(7,320)
Other	300	400	(700)	1,121	1,275	(694)

Net cash used for financing activities	(3,047)	(26,665)	(8,830)	(829)	(4,455)	(1,414)

Net increase (decrease) in cash	—	(652)	1,544	209	152	23
Cash and cash equivalents at beginning of period	310	962	310	310	310	310

Cash and cash equivalents at end of period	$310	$310	$1,854	$519	$462	$333

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$8,692	$9,390	$2,181	$2,202	$4,151	$4,290
Income taxes	(2,975)	(2,736)	—	(2,975)	50	(2,975)

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